Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Q2 Fiscal 2020 Revenues Increased 6% to $683 Million; Increased 9% in Constant Currency

Q2 Fiscal 2020 GAAP EPS of $0.35, Compared to $0.31 in Q2 Fiscal 2019; Q2 Fiscal 2020 Adjusted EPS of $0.38, Compared to $0.36 in Q2 Fiscal 2019

LOS ANGELES, August 28, 2019 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 3, 2019.

Carlos Alberini, Chief Executive Officer, commented, “I am very pleased with our second quarter financial performance, which delivered strong operating profit growth. This performance exceeded our expectations and was driven by a solid top line increase, strong margin performance and effective expense management. During the quarter we increased revenues by 6% in U.S. dollars and 9% in constant currency. Overall, our direct-to-consumer businesses, which include stores and e-commerce, performed in line with our expectations in all regions and our wholesale businesses in the Americas and Europe delivered a very strong performance compared to our expectations. Based on our second quarter performance, our strong inventory position and our expectations for the Fall and Holiday seasons, we are raising our guidance for the full year.”

Mr. Alberini concluded, “As we previously communicated, our team is finalizing our strategic business planning process and we plan to share our findings and key strategic initiatives by the end of October. I look forward to sharing these findings and I couldn’t be more excited to update you on our Company’s opportunities for global growth, profit improvement and value creation.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease terminations, (iii) certain professional service and legal fees and related costs, (iv) non-cash debt discount amortization on our convertible senior notes and (v) the related tax effects of the foregoing items as well as adjustments to uncertain tax positions excluded from results in prior years, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Share Repurchases. The Company has used substantially all of the net proceeds from its $300 million 2% convertible senior notes due 2024 issued during the first quarter of fiscal 2020 (after the related hedge and warrant transactions) to repurchase shares of its common stock. During the three months ended May 4, 2019, the Company used $170 million of such proceeds to enter into an accelerated share repurchase program (“ASR”), pursuant to which it received up-front approximately 5.2 million shares (representing approximately $102 million (or 60%) of the $170 million notional amount of the ASR), with the remaining portion expected to be completed by the beginning of September 2019. During the six months ended August 3, 2019, the Company also repurchased approximately 5.8 million shares of its common stock in open market and privately negotiated transactions totaling $110.6 million, of which approximately 0.7 million shares of its common stock were repurchased at an aggregate cost of $11.0 million during the three months ended August 3, 2019 and approximately 5.1 million shares of its common stock were repurchased at an aggregate cost of $99.6 million during the three months ended May 4, 2019. Combined, these transactions resulted in the repurchase of approximately 11.0 million shares for $212.6 million during the six months ended August 3, 2019, with the remaining portion of the ASR to be determined based on the average volume-weighted price of the Company’s shares during the term of the ASR (less an agreed discount).

Second Quarter Fiscal 2020 Results

For the second quarter of fiscal 2020, the Company recorded GAAP net earnings of $25.3 million, a 0.8% decrease compared to $25.5 million for the second quarter of fiscal 2019. GAAP diluted earnings per share increased 12.9% to $0.35 for the second quarter of fiscal 2020, compared to $0.31 for the prior-year quarter. The Company estimates that the share buybacks offset by the convert transaction had a net positive impact of $0.01 on diluted earnings per share and currency had a negative impact of $0.05 on diluted earnings per share in the second quarter of fiscal 2020.

For the second quarter of fiscal 2020, the Company recorded adjusted net earnings of $27.4 million, a 6.9% decrease compared to $29.5 million for the second quarter of fiscal 2019. Adjusted diluted earnings per share increased 5.6% to $0.38, compared to $0.36 for the prior-year quarter. The Company estimates that the share buybacks offset by the convert transaction had a net positive impact of $0.03 on adjusted diluted earnings per share in the second quarter of fiscal 2020.

Net Revenue. Total net revenue for the second quarter of fiscal 2020 increased 5.8% to $683.2 million, compared to $645.9 million in the prior-year quarter. In constant currency, net revenue increased by 8.8%.

•	Americas Retail revenues increased 0.9% in U.S. dollars and 1.2% in constant currency. Retail comp sales including e-commerce increased 2% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 22.3% in U.S. dollars and 22.4% in constant currency.

•	Europe revenues increased 9.1% in U.S. dollars and 14.1% in constant currency. Retail comp sales including e-commerce decreased 3% in U.S. dollars and increased 1% in constant currency.

•	Asia revenues increased 0.6% in U.S. dollars and 5.2% in constant currency. Retail comp sales including e-commerce decreased 13% in U.S. dollars and 8% in constant currency.

•	Licensing revenues decreased 5.9% in U.S. dollars and constant currency.
Operating Earnings. GAAP earnings from operations for the second quarter of fiscal 2020 increased 44.2% to $46.0 million (including a $2.0 million unfavorable currency translation impact), compared to $31.9 million in the prior-year quarter. GAAP operating margin in the second quarter improved 180 basis points to 6.7%, compared to 4.9% in the prior-year quarter, driven primarily by higher initial markups in Europe and Americas Retail, lower logistics costs and leveraging of expenses in Europe and lower expenses related to certain professional service and legal fees and related costs, partially offset by higher advertising expenses, and wage pressures and higher markdowns in Americas Retail. The negative impact of currency on operating margin for the quarter was approximately 10 basis points.

For the second quarter of fiscal 2020, adjusted earnings from operations increased 29.8% to $47.9 million, compared to $36.9 million in the same prior-year quarter. Adjusted operating margin increased 130 basis points to 7.0%, compared to the same prior-year quarter, driven primarily by higher initial markups in Europe and Americas Retail, lower logistics costs and leveraging of expenses in Europe, partially offset by higher advertising expenses, and wage pressures and higher markdowns in Americas Retail.

•
Operating margin for the Company’s Americas Retail segment increased 20 basis points to 3.0% in the second quarter of fiscal 2020, compared to 2.8% in the prior-year quarter, driven primarily by the favorable impact from higher initial markups and positive comparable sales, partially offset by wage pressures and higher markdowns.

•
Operating margin for the Company’s Americas Wholesale segment increased 460 basis points to 20.1% in the second quarter of fiscal 2020, compared to 15.5% in the prior-year quarter, due primarily to higher initial markups and lower markdowns.

•
Operating margin for the Company’s Europe segment increased 540 basis points to 15.2% in the second quarter of fiscal 2020, compared to 9.8% in the prior-year quarter, driven primarily by higher initial markups, lower logistics costs and leveraging of expenses.

•
Operating margin for the Company’s Asia segment deteriorated 780 basis points to negative 5.8% in the second quarter of fiscal 2020, from 2.0% in the prior-year quarter, driven primarily by overall deleveraging of expenses and higher markdowns.

•	Operating margin for the Company’s Licensing segment decreased 470 basis points to 83.8% in the second quarter of fiscal 2020, compared to 88.5% in the prior-year quarter.
Other expense, net, was $6.4 million for the second quarter of fiscal 2020, a deterioration of $7.7 million, compared to other income, net, of $1.4 million in the same prior-year quarter. This change was driven primarily by our proportionate share of net losses related to our minority investment in a privately-held apparel company as well as unrealized losses on non-operating assets compared to unrealized gains in the same prior-year period, and lower net unrealized and realized mark-to-market gains on revaluation of foreign exchange currency contracts.
Six-Month Period Results

For the six months ended August 3, 2019, the Company recorded GAAP net earnings of $3.9 million, an 8.4% decrease from $4.3 million for the six months ended August 4, 2018. GAAP diluted earnings per share was flat at $0.05 for the six months ended August 3, 2019, compared to the same prior-year period. The Company estimates that the convert transaction offset by the share buybacks had a net unfavorable impact on diluted earnings per share of $0.04 and currency had a negative impact of $0.05 on GAAP diluted earnings per share for the six months ended August 3, 2019.
For the six months ended August 3, 2019, the Company recorded adjusted net earnings of $7.8 million, a 32.9% decrease compared to $11.6 million for the six months ended August 4, 2018. Adjusted diluted earnings per share decreased 28.6% to $0.10, from $0.14 for the same prior-year period. The Company estimates that the convert transaction offset by the share buybacks had a net unfavorable impact of $0.01 on adjusted diluted earnings per share in the first half of fiscal 2020.
Net Revenue. Total net revenue for the first six months of fiscal 2020 increased 4.5% to $1.22 billion, compared to $1.17 billion in the same prior-year period. In constant currency, net revenue increased by 8.6%.

•	Americas Retail revenues increased 1.9% in U.S. dollars and 2.5% in constant currency. Retail comp sales including e-commerce increased 3% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 17.6% in U.S. dollars and 18.7% in constant currency.

•	Europe revenues increased 6.4% in U.S. dollars and 13.3% in constant currency. Retail comp sales including e-commerce decreased 2% in U.S. dollars and increased 4% in constant currency.

•	Asia revenues increased 1.0% in U.S. dollars and 5.9% in constant currency. Retail comp sales including e-commerce decreased 14% in U.S. dollars and 9% in constant currency.

•	Licensing revenues decreased 5.4% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for the first six months of fiscal 2020 increased 207.7% to $21.5 million (including a $0.1 million unfavorable currency translation impact), compared to $7.0 million in the same prior-year period. GAAP operating margin in the first six months of fiscal 2020 increased 120 basis points to 1.8%, compared to 0.6% in the same prior-year period, driven primarily by the favorable impact from higher initial markups in Europe and Americas Retail and lower expenses related to certain professional service and legal fees and related costs, partially offset by higher advertising expenses. The impact of currency on operating margin for the first six months of fiscal 2020 was minimal.

For the six months ended August 3, 2019, adjusted earnings from operations increased 55.2% to $25.5 million, compared to $16.4 million for the six months ended August 4, 2018. Adjusted operating margin was 2.1% for the six months ended August 3, 2019, an increase of 70 basis points compared to the same prior-year period, driven primarily by the favorable impact from higher initial markups in Europe and Americas Retail, partially offset by higher advertising expenses.

•
Operating margin for the Company’s Americas Retail segment increased 110 basis points to 1.1% in the first six months of fiscal 2020, compared to relatively breakeven in the same prior-year period, driven primarily by the favorable impact from higher initial markups and positive comparable sales, partially offset by wage pressures and higher markdowns.

•
Operating margin for the Company’s Americas Wholesale segment increased 330 basis points to 18.4% in the first six months of fiscal 2020, compared to 15.1% in the same prior-year period. The increase in operating margin was due primarily to higher initial markups, lower markdowns and overall leveraging of expenses.

•
Operating margin for the Company’s Europe segment increased 440 basis points to 6.4% in the first six months of fiscal 2020, compared to 2.0% in the same prior-year period. This increase was driven primarily by higher initial markups and leveraging of expenses due primarily to higher sales.

•
Operating margin for the Company’s Asia segment deteriorated 810 basis points to negative 4.7% in the first six months of fiscal 2020, from 3.4% in the same prior-year period, driven primarily by overall deleveraging of expenses and higher markdowns.

•	Operating margin for the Company’s Licensing segment decreased 220 basis points to 86.2% in the first six months of fiscal 2020, from 88.4% in the same prior-year period.

Other expense, net, was $4.3 million for the first six months of fiscal 2020, a deterioration of $3.0 million, compared to $1.3 million in the same prior-year period. The deterioration was due primarily to lower net unrealized and realized mark-to-market gains on revaluation of foreign exchange currency contracts and our proportionate share of net losses related to our minority investment in a privately-held apparel company, partially offset by higher unrealized gains on non-operating assets and lower net unrealized mark-to-market revaluations losses on foreign currency balances.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.1125 per share on the Company’s common stock. The dividend will be payable on September 27, 2019 to shareholders of record at the close of business on September 11, 2019.

Outlook

The Company’s expectations for the third quarter ending November 2, 2019 and its updated outlook for the fiscal year ending February 1, 2020 are as follows:

Outlook for Total Company[1]

	Third Quarter of Fiscal 2020	Fiscal Year 2020

Consolidated net revenue in U.S. dollars	increase between 2.0% and 3.0%	increase between 3.0% and 3.5%

Consolidated net revenue in constant currency[2]	increase between 4.5% and 5.5%	increase between 6.0% and 6.5%

GAAP operating margin	3.0% to 3.5%	5.2% to 5.5%

Adjusted operating margin[3]	3.0% to 3.5%	5.3% to 5.6%

Currency impact included in operating margin[4]	(10) basis points	(10) basis points

Cash interest expense, and amortization of debt issuance costs related to convertible senior notes	$1.7 million	$5.3 million

Amortization of debt discount related to convertible senior notes	$2.4 million	$7.5 million

Estimated diluted shares outstanding[5]	67.9 million	71.6 million

GAAP EPS[5]	$0.12 to $0.15	$1.18 to $1.26

Adjusted EPS[3,5]	$0.15 to $0.18	$1.28 to $1.36

Currency impact included in EPS[4]	$0.01	$(0.08)

Estimated impact of convertible senior notes and share repurchases included in GAAP EPS[5,6]	$(0.01)	$0.05

Estimated impact of convertible senior notes and share repurchases included in adjusted EPS[5,7]	$0.02	$0.13
______________________________________________________________________
Notes:
[1]
The Company’s outlook for the third quarter ending November 2, 2019 and the fiscal year ending February 1, 2020 assumes that foreign currency exchange rates remain at prevailing rates and includes the estimated impact of known tariffs on imports into the U.S.

[2]	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

[3]
The adjusted operating margin and adjusted EPS guidance for the fiscal year 2020 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business. Refer to the table below for a reconciliation of our GAAP and adjusted outlook.

[4]	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

[5]
These amounts rely upon estimates of future weighted average share count including the impact from actual shares repurchased during the first six months of fiscal 2020 and the estimated impact of the remaining shares yet to be repurchased under the ASR. These estimates are subject to change and are dependent upon the stock price for the ultimate quantity of shares repurchased as well as timing of the repurchases.

[6]
Represents the estimated net impact of share repurchases, cash interest expense, and amortization of debt discount and debt issuance costs (related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020) on our GAAP EPS outlook.

[7]
Represents the estimated net impact of share repurchases, cash interest expense and amortization of debt issuance costs (related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020) on our adjusted EPS outlook.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP earnings per share to adjusted earnings per share for the third quarter ending November 2, 2019 and the fiscal year ending February 1, 2020 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Third Quarter of Fiscal 2020	Fiscal Year 2020

GAAP operating margin	3.0% to 3.5%	5.2% to 5.5%
Certain professional service and legal fees and related costs[1]	—%	0.0%
Asset impairment charges[2]	—%	0.1%

Adjusted operating margin	3.0% to 3.5%	5.3% to 5.6%

GAAP earnings per share	$0.12 to $0.15	$1.18 to $1.26
Certain professional service and legal fees and related costs[1]	$—	$0.00
Asset impairment charges[2]	$—	$0.04
Amortization of debt discount[3]	$0.03	$0.08
Adjustments to uncertain tax positions excluded in prior years[4]	$—	$(0.02)

Adjusted earnings per share	$0.15 to $0.18	$1.28 to $1.36
______________________________________________________________________
Notes:

[1]
Amounts for the full fiscal year include certain professional service and legal fees and related costs recognized during the six months ended August 3, 2019 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.

[2]
Amounts for the full fiscal year include asset impairment charges for certain retail locations recognized during the six months ended August 3, 2019 that resulted from store under-performance and expected store closures. The adjusted results do not assume any additional asset impairment charges as the Company has recorded amounts currently anticipated under GAAP.

[3]	Amounts for the third quarter and full fiscal year represent amortization of the debt discount related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020.

[4]
Amounts for the full fiscal year represent adjustments of uncertain tax positions during the six months ended August 3, 2019 which related to items excluded from adjusted results in prior years. The adjusted results do not assume any other changes to specified uncertain tax positions as the Company’s current accrual reflects its best estimate of amounts that will eventually be realized.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Third Quarter of Fiscal 2020		Fiscal Year 2020

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	flat to up LSD	__	up LSD
Net Revenue	down LSD	down LSD to flat	flat to up LSD	up LSD

Americas Wholesale:
Net Revenue	up LSD	up MSD	up MSD	up MSD

Europe:
Comps	__	up LSD	__	up LSD
Net Revenue	up MSD	up LDD	up HSD	up LDD

Asia:
Comps	__	down LDD to HSD	__	down HSD
Net Revenue	flat to up LSD	up LSD to MSD	down LSD	flat to up LSD

Licensing:
Net Revenue	down MSD	__	down MSD	__
______________________________________________________________________
Notes:
[1]
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

[2]	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and six months ended August 3, 2019, the adjusted results exclude the impact of asset impairment charges, certain professional service and legal fees and related costs, non-cash amortization of debt discount on our convertible senior notes, and the applicable tax effects of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. For the three and six months ended August 4, 2018, the adjusted results exclude the impact of asset impairment charges, net gains on lease terminations, certain professional service and legal fees and related costs and the applicable tax effects of these adjustments, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on August 28, 2019 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 3, 2019, the Company directly operated 1,162 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 562 additional retail stores worldwide. As of August 3, 2019, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results, growth opportunities and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost reduction opportunities, results of the ASR and cash needs; and guidance for the third quarter and full year of fiscal 2020, are forward-looking statements that are made pursuant to the safe harbor provisions of the

Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives, including those that may be initiated by our new Chief Executive Officer; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the pending exit of the United Kingdom from the European Union (“Brexit”) or any other similar referendums that may be held; changes in U.S. or foreign tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 3, 2019		August 4, 2018		August 3, 2019		August 4, 2018
	$	%	$	%	$	%	$	%

Product sales	$664,678	97.3%	$626,162	96.9%	$1,182,551	96.9%	$1,127,667	96.6%
Net royalties	18,542	2.7%	19,709	3.1%	37,360	3.1%	39,493	3.4%
Net revenue	683,220	100.0%	645,871	100.0%	1,219,911	100.0%	1,167,160	100.0%

Cost of product sales	417,554	61.1%	406,440	62.9%	772,296	63.3%	753,791	64.6%

Gross profit	265,666	38.9%	239,431	37.1%	447,615	36.7%	413,369	35.4%

Selling, general and administrative expenses	218,175	32.0%	204,569	31.7%	422,820	34.6%	402,788	34.5%
Asset impairment charges	1,504	0.2%	2,981	0.5%	3,279	0.3%	3,740	0.3%
Net gains on lease terminations	—	—%	—	—%	—	—%	(152)	(0.0%)

Earnings from operations	45,987	6.7%	31,881	4.9%	21,516	1.8%	6,993	0.6%

Other income (expense):
Interest expense	(4,951)	(0.7%)	(863)	(0.1%)	(6,210)	(0.5%)	(1,602)	(0.1%)
Interest income	313	0.0%	1,132	0.2%	674	0.1%	2,109	0.1%
Other income (expense), net	(6,355)	(0.9%)	1,360	0.2%	(4,284)	(0.4%)	(1,254)	(0.1%)

Earnings before income tax expense	34,994	5.1%	33,510	5.2%	11,696	1.0%	6,246	0.5%

Income tax expense	8,818	1.3%	7,776	1.2%	6,101	0.5%	1,499	0.1%

Net earnings	26,176	3.8%	25,734	4.0%	5,595	0.5%	4,747	0.4%

Net earnings attributable to noncontrolling interests	854	0.1%	204	0.0%	1,647	0.2%	438	0.0%

Net earnings attributable to Guess?, Inc.	$25,322	3.7%	$25,530	4.0%	$3,948	0.3%	$4,309	0.4%

Net earnings per common share attributable to common stockholders:
Basic	$0.36		$0.32		$0.05		$0.05
Diluted	$0.35		$0.31		$0.05		$0.05

Weighted average common shares outstanding attributable to common stockholders:
Basic	70,508		80,110		75,216		80,006
Diluted	71,356		81,550		76,155		81,248

Effective tax rate	25.2%		23.2%		52.2%		24.0%
Adjusted selling, general and administrative expenses[1]:	$217,770	31.9%	$202,543	31.4%	$422,143	34.6%	$396,953	34.0%
Adjusted earnings from operations[1]:	$47,896	7.0%	$36,888	5.7%	$25,472	2.1%	$16,416	1.4%
Adjusted net earnings attributable to Guess?, Inc.[1]:	$27,414	4.0%	$29,454	4.6%	$7,798	0.6%	$11,623	1.0%
Adjusted diluted earnings per common share attributable to common stockholders[1]:	$0.38		$0.36		$0.10		$0.14
Adjusted effective tax rate[1]:	28.2%		23.0%		48.4%		23.0%
______________________________________________________________________
Notes:

[1]
The adjusted results for the three and six months ended August 3, 2019 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, amortization of debt discounts on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. The adjusted results for the three and six months ended August 4, 2018 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, net gains on lease terminations and the related tax impacts of these adjustments, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and six months ended August 3, 2019 and August 4, 2018.

	Three Months Ended		Six Months Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018

Reported GAAP selling, general and administrative expenses	$218,175	$204,569	$422,820	$402,788
Certain professional service and legal fees and related costs[1]	(405)	(2,026)	(677)	(5,835)

Adjusted selling, general and administrative expenses	$217,770	$202,543	$422,143	$396,953

Reported GAAP earnings from operations	$45,987	$31,881	$21,516	$6,993
Certain professional service and legal fees and related costs[1]	405	2,026	677	5,835
Asset impairment charges[2]	1,504	2,981	3,279	3,740
Net gains on lease terminations[3]	—	—	—	(152)

Adjusted earnings from operations	$47,896	$36,888	$25,472	$16,416

Reported GAAP net earnings attributable to Guess?, Inc.	$25,322	$25,530	$3,948	$4,309
Certain professional service and legal fees and related costs[1]	405	2,026	677	5,835
Asset impairment charges[2]	1,504	2,981	3,279	3,740
Net gains on lease terminations[3]	—	—	—	(152)
Amortization of debt discount[4]	2,449	—	2,662	—
Income tax adjustments[5]	(2,266)	(1,083)	(2,768)	(2,109)

Total adjustment affecting net earnings attributable to Guess?, Inc.	2,092	3,924	3,850	7,314

Adjusted net earnings attributable to Guess?, Inc.	$27,414	$29,454	$7,798	$11,623

Reported GAAP income tax expense	$8,818	$7,776	$6,101	$1,499
Income tax adjustments[5]	2,266	1,083	2,768	2,109

Adjusted income tax expense	$11,084	$8,859	$8,869	$3,608

Adjusted effective tax rate	28.2%	23.0%	48.4%	23.0%
______________________________________________________________________
Notes:

[1]
During the three and six months ended August 3, 2019 and August 4, 2018, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

[2]
During the three and six months ended August 3, 2019 and August 4, 2018, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

[3]
During the six months ended August 4, 2018, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements. The net gains on lease terminations were recorded during the three months ended May 5, 2018.

[4]
In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, will be amortized as non-cash interest expense over the term of the Notes.

[5]
The income tax effect of certain professional service and legal fees and related costs, asset impairment charges, net gains on lease terminations and amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax adjustment for the three and six months ended August 3, 2019 also includes adjustments to uncertain tax positions excluded from results in prior years.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 3, 2019	August 4, 2018	% change	August 3, 2019	August 4, 2018	% change

Net revenue:
Americas Retail	$198,966	$197,125	1%	$375,389	$368,465	2%
Americas Wholesale	41,902	34,253	22%	88,107	74,932	18%
Europe	340,509	311,998	9%	550,564	517,433	6%
Asia	83,301	82,786	1%	168,491	166,837	1%
Licensing	18,542	19,709	(6%)	37,360	39,493	(5%)
Total net revenue	$683,220	$645,871	6%	$1,219,911	$1,167,160	5%

Earnings (loss) from operations:
Americas Retail	$5,957	$5,582	7%	$4,145	$(98)	4,332%
Americas Wholesale	8,422	5,325	58%	16,236	11,351	43%
Europe	51,594	30,531	69%	35,267	10,198	246%
Asia	(4,800)	1,634	(394%)	(8,003)	5,699	(240%)
Licensing	15,547	17,437	(11%)	32,191	34,923	(8%)
Total segment earnings from operations	76,720	60,509	27%	79,836	62,073	29%

Corporate overhead	(29,229)	(25,647)	14%	(55,041)	(51,492)	7%
Asset impairment charges	(1,504)	(2,981)	(50%)	(3,279)	(3,740)	(12%)
Net gains on lease terminations	—	—	—	—	152	(100%)
Total earnings from operations	$45,987	$31,881	44%	$21,516	$6,993	208%

Operating margins:
Americas Retail	3.0%	2.8%		1.1%	(0.0%)
Americas Wholesale	20.1%	15.5%		18.4%	15.1%
Europe	15.2%	9.8%		6.4%	2.0%
Asia	(5.8%)	2.0%		(4.7%)	3.4%
Licensing	83.8%	88.5%		86.2%	88.4%

GAAP operating margin for total Company	6.7%	4.9%		1.8%	0.6%
Certain professional service and legal fees and related costs	0.1%	0.3%		0.0%	0.5%
Asset impairment charges	0.2%	0.5%		0.3%	0.3%
Net gains on lease terminations	—%	—%		—%	0.0%
Adjusted operating margin for total Company	7.0%	5.7%		2.1%	1.4%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	August 3, 2019			August 4, 2018	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$198,966	$563	$199,529	$197,125	1%	1%
Americas Wholesale	41,902	14	41,916	34,253	22%	22%
Europe	340,509	15,343	355,852	311,998	9%	14%
Asia	83,301	3,754	87,055	82,786	1%	5%
Licensing	18,542	—	18,542	19,709	(6%)	(6%)
Total net revenue	$683,220	$19,674	$702,894	$645,871	6%	9%

	Six Months Ended
	August 3, 2019			August 4, 2018	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$375,389	$2,192	$377,581	$368,465	2%	2%
Americas Wholesale	88,107	802	88,909	74,932	18%	19%
Europe	550,564	35,945	586,509	517,433	6%	13%
Asia	168,491	8,166	176,657	166,837	1%	6%
Licensing	37,360	—	37,360	39,493	(5%)	(5%)
Total net revenue	$1,219,911	$47,105	$1,267,016	$1,167,160	5%	9%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 3, 2019	February 2, 2019	August 4, 2018

ASSETS

Cash and cash equivalents	$131,060	$210,460	$219,062

Receivables, net	292,985	321,995	283,375

Inventories	484,236	468,897	464,531

Other current assets	59,226	87,343	86,030

Property and equipment, net	302,906	315,558	288,740

Restricted cash	519	535	372

Operating lease right-of-use assets[1]	900,062	—	—

Other assets	231,210	244,417	247,788

Total assets	$2,402,204	$1,649,205	$1,589,898

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$32,554	$4,315	$3,504

Current operating lease liabilities[1]	213,912	—	—

Other current liabilities	426,886	539,049	466,385

Long-term debt and finance lease obligations	35,512	35,012	36,945

Convertible senior notes, net	242,055	—	—

Long-term operating lease liabilities[1]	747,791	—	—

Other long-term liabilities[1]	125,915	212,331	212,032

Redeemable and nonredeemable noncontrolling interests	22,707	21,271	19,163

Guess?, Inc. stockholders’ equity	554,872	837,227	851,869

Total liabilities and stockholders’ equity	$2,402,204	$1,649,205	$1,589,898
______________________________________________________________________
Notes:

[1]
During the quarter ended May 4, 2019, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities. In addition, other long-term liabilities no longer includes deferred rent and lease incentives since these items are now included in operating lease right-of-use assets due to the adoption of the new standard.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 3, 2019	August 4, 2018

Net cash used in operating activities	$(22,957)	$(21,652)

Net cash used in investing activities	(33,868)	(53,223)

Net cash used in financing activities	(18,549)	(56,792)

Effect of exchange rates on cash, cash equivalents and restricted cash	(4,042)	(16,581)

Net change in cash, cash equivalents and restricted cash	(79,416)	(148,248)

Cash, cash equivalents and restricted cash at the beginning of the year	210,995	367,682

Cash, cash equivalents and restricted cash at the end of the period	$131,579	$219,434

Supplemental information:

Depreciation and amortization	$37,225	$33,045

Total lease costs[1]	$180,307	$174,118

Non-cash investing and financing activity:

Assets acquired under finance leases[2]	$3,055	$1,164
______________________________________________________________________
Notes:

[1]
In connection with the adoption of new lease guidance during the first quarter of fiscal 2020, the Company has elected to include non-lease components, which is inclusive of common area maintenance charges, in the measurement of its lease liabilities for its directly operated real estate leases. Therefore, total lease costs includes lease and non-lease components related to the Company’s directly operated real estate leases for the six months ended August 3, 2019 and August 4, 2018.

[2]	During the six months ended August 3, 2019 and August 4, 2018 , the Company entered into finance leases related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	August 3, 2019	August 4, 2018

Net cash used in operating activities	$(22,957)	$(21,652)

Less: Purchases of property and equipment	(34,551)	(46,006)

Less: Payments for property and equipment under finance leases	(1,202)	(776)

Free cash flow	$(58,710)	$(68,434)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of August 3, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	287	285	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	111	71	40	27	27	—

Total Americas	478	436	42	28	27	1

Europe and the Middle East	726	510	216	37	37	—
Asia and the Pacific	520	216	304	337	162	175

Total	1,724	1,162	562	402	226	176

	As of August 4, 2018
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	295	293	2	1	—	1
Canada	86	86	—	—	—	—
Central and South America	104	61	43	27	27	—

Total Americas	485	440	45	28	27	1

Europe and the Middle East	674	440	234	36	36	—
Asia and the Pacific	503	181	322	365	174	191

Total	1,662	1,061	601	429	237	192